Exhibit 99.1

Hercules Capital Announces First Quarter 2018 Financial Results

and Quarterly Distribution of $0.31 per Share

Achieved Strong Total New Debt and Equity Commitments and Total Gross Fundings, up

39.3% and 54.1% Year-over-Year, Respectively

Maintains Low Regulatory Leverage of 72.0% and Net Regulatory Leverage of 57.8% (1)

Completes Acquisition of Asset-Based Lender – Gibraltar Business Capital

Highly Asset Sensitive Debt Investment Portfolio Stands to Benefit from Any Further

Rate Increases by the Federal Reserve Benchmark Interest Rate

$16.1 Million, or $0.19 per Share, of Projected 2017 Earnings Spillover (2)

Q1 2018 Financial Achievements and Highlights

•	Net Investment Income “NII” of $26.1 million, up 15.0% year-over-year, or $0.31 per share

•	Total Investment Income of $48.7 million, up 5.0% year-over-year

•	New debt and equity commitments of $266.0 million, up 39.3% year-over-year

•	Total gross fundings of $236.3 million, up 54.1% year-over-year

•	Unscheduled principal repayments or “early loan pay-offs” of $243.5 million

•	Distributable Net Operating Income “DNOI,” a non-GAAP measure, of $28.4 million, or $0.34 per share

•	14.3% GAAP Effective Yields

•	$313.2 million of available liquidity for future portfolio and earnings growth, subject to existing terms and covenants

•	Regulatory leverage of 72.0% and net regulatory leverage, a non-GAAP measure, of 57.8% (1)

•	12.7% Return on Average Equity “ROAE” (NII/Average Equity)

•	6.5% Return on Average Assets “ROAA” (NII/Average Assets)

(1)	Net regulatory leverage is defined as regulatory leverage less cash balance at period end
(2)	Per share calculation based on weighted shares of common stock outstanding of 84.6 million, subject to final tax filings in 2018 and overall performance during the year

PALO ALTO, Calif., May 3, 2018 - Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty financing provider to innovative venture growth stage companies backed by leading venture capital firms, today announced its financial results for the first quarter ended March 31, 2018.

The Company announced that its Board of Directors has declared a first quarter cash distribution of $0.31 per share, that will be payable on May 21, 2018, to shareholders of record as of May 14, 2018.

“We are off to a strong start to 2018 as evidenced by our team’s impressive new debt origination activities during the quarter, which resulted in $266 million in new debt and equity commitments and more than $236 million in total new gross fundings,” stated Manuel A. Henriquez, chairman and chief executive officer of Hercules. “This solid performance highlights the strength of the Hercules Capital platform, as the growth capital partner of choice to many of the top leading venture capital-backed companies in the U.S., which continue to overwhelmingly choose Hercules as their partner. Furthermore, these results enabled us to complete our desired portfolio rotation and served to offset our anticipated elevated levels of early loan repayments.”

Henriquez continued, “If the second half of the first quarter is any indication of what to expect in 2018, then Hercules appears to be on pace for another potential record year. We are very encouraged by the recent elevated demands for growth capital by many of these innovative and disruptive venture capital-backed companies. In addition, we see early indications of a slight tapering of pre-payments activities which, if realized, should allow us to see a return to debt investment growth in the second half of 2018.”

Henriquez added, “We finished Q1 2018 with a very strong liquidity position of over $313 million, and we remain well positioned to fund our expected portfolio growth with our recent new bond offering of $75 million as we prepare to enter the second half of 2018, while also maintaining a highly flexible, low-leverage and highly asset sensitive balance sheet that will benefit from future rate increases, as we monitor the rapidly evolving broader market conditions.”

Henriquez concluded, “I am delighted to see the strong bi-partisan Congressional support for the passage of The Small Business Credit Availability Act, which will help to ensure that U.S. small and medium sizes businesses gain access to cost competitive capital to grow. The recent legislation to increase leverage for BDCs is indeed a game-changer and helps to level the playing field for the industry. Over time, the eventual expected impact to Hercules Capital could be material, particularly since we are already generating one of the BDC industry’s highest ROAEs, above 12.0%, while operating below the 1-to-1 leverage limits, currently. However, we have chosen not to immediately seek approval to increase leverage, but rather pursue ‘a wait-and-see strategy’ to allow this new norm to be fully understood and processed by all stakeholders, including the respective credit rating agencies and institutional bond and equity holders. Together with our board of directors, we look forward to further communications on this matter once we evaluate the many options.”

Q1 2018 Review and Operating Results

Debt Investment Portfolio

Hercules achieved another strong quarter, having successfully extended new debt and equity commitments to ten (10) new companies and two (2) existing companies, totaling $266.0 million, and gross fundings of $236.3 million.

During the quarter, Hercules realized an anticipated above normal level of early loan pay-offs of $243.5 million, along with normal scheduled amortization of $29.8 million, or $273.3 million in total debt repayments. Nearly half of the early loan pay-offs activities were select sector portfolio rotations initiated by Hercules Capital.

Net debt investment portfolio decreased during the first quarter, on a cost basis, by $71.4 million, driven by an anticipated higher level of early loan pay-offs.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter and year-over-year are highlighted below:

Total Investment Portfolio: Q4 2017 to Q1 2018

(in millions)	Debt	Equity	Warrants	Total Portfolio
Balances at Cost at 12/31/17	$1,440.0	$136.2	$43.6	$1,619.8

New fundings(a)	206.8	28.7	0.8	236.3
Warrants not related to Q1 2018 fundings	—	—	(0.2)	(0.2)
Early payoffs(b)	(243.5)	—	—	(243.5)
Principal payments received on investments	(29.8)	—	—	(29.8)
Net changes attributed to conversions, liquidations, and fees	(4.9)	—	(1.4)	(6.3)

Net activity during Q1 2018	(71.4)	28.7	(0.8)	(43.5)

Balances at Cost at 3/31/18	$1,368.6	$164.9	$42.8	$1,576.3

Balances at Value at 12/31/17	$1,416.0	$89.4	$36.8	$1,542.2

Net activity during Q1 2018	(71.4)	28.7	(0.8)	(43.5)
Net change in unrealized appreciation / (depreciation)	(8.3)	(4.1)	(2.7)	(15.1)

Total net activity during Q1 2018	(79.7)	24.6	(3.5)	(58.6)

Balances at Value at 3/31/18	$1,336.3	$114.0	$33.3	$1,483.6

(a)	New fundings amount includes $1.9 million total new fundings associated with revolver loans during Q1 2018.
(b)	Unscheduled paydowns include $5.7 million paydown on revolvers during Q1 2018.

Debt Investment Portfolio Balance

(in millions)	Q1 2018	Q4 2017	Q3 2017	Q2 2017	Q1 2017
Ending Balance at Cost	$1,368.6	$1,440.0	$1,314.3	$1,324.0	$1,399.2
Weighted Average Balance	$1,364.0	$1,413.0	$1,300.0	$1,298.0	$1,381.0

As of March 31, 2018, 85.6% of the Company’s debt investments were in a senior secured first lien position.

Effective Portfolio Yield and Stable Core Portfolio Yield (“Core Yield”)

Effective Yields on our debt investment portfolio were 14.3% during Q1 2018, an increase from the previous quarter of 14.2%, primarily due to a significantly higher level of early loan pay-offs. We had $243.5 million of early loan pay-offs in Q1 2018 compared to $124.2 million in Q4 2017, or an increase of 96.1%. Our effective portfolio yields generally include the effects of fees and income accelerations attributed to early loan payoffs, and other one-time events. Our effective yields are materially impacted by elevated levels of early loan pay-offs and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core Yields were 11.9% during Q1 2018, near the mid-point of our 2018 expected normalized levels of 11.5% to 12.5%, and down as compared to Q4 2017 core yields of 12.5%. Hercules defines Core Yield as yields that generally exclude any benefit from income related to early debt repayments attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income increased 5.0% for Q1 2018 to $48.7 million, compared to $46.4 million in Q1 2017. The increase is primarily attributable to an expected high level of early loan pay-offs.

Non-interest and fee expenses increased to $12.1 million in Q1 2018 versus $11.2 million for Q1 2017. This was primarily due to an increase in variable compensation related to origination activities and stock-based compensation.

Interest expense and fees were $10.6 million in Q1 2018, compared to $12.4 million in Q1 2017. The decrease was primarily due to the redemption of the $110.4 million remaining outstanding balance of our 7.00% notes due 2019 and the partial redemption of $75.0 million of outstanding aggregate principal amount of our 6.25% notes due 2024 (the “2024 Notes”), which resulted in the one-time non-cash acceleration of unamortized fees associated with the redemptions interest overlap due to the 30-day notice redemption period.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 5.3% in Q1 2018 versus 6.3% during Q1 2017. The decrease was primarily due to the redemption of the $110.4 million remaining outstanding balance of our 7.00% notes due 2019 and the partial redemption of $75.0 million of outstanding aggregate principal amount of our 2024 Notes, which resulted in the one-time non-cash acceleration of unamortized fees associated with the redemptions interest overlap due to the 30-day notice redemption period.

NII – Net Investment Income

NII for Q1 2018 was $26.1 million, or $0.31 per share, based on 84.6 million basic weighted average shares outstanding, compared to $22.7 million, or $0.28 per share, based on 81.4 million basic weighted average shares outstanding in Q1 2017.

This change in NII is primarily attributable to the increase to high levels of early loan pay-offs year-over-year.

DNOI – Distributable Net Operating Income

DNOI, a non-GAAP measure, for Q1 2018 was $28.4 million or $0.34 per share, compared to $24.5 million, or $0.30 per share, in Q1 2017. The increase is primarily attributable to an expected high level of early loan pay-offs.

DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it measures Hercules’ operating performance, exclusive of employee stock compensation, which represents expense to the Company, but does not require settlement in cash. DNOI includes income from payment-in-kind, or “PIK”, and back-end fees that are generally not payable in cash on a regular basis, but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through March 31, 2018, (including net loan, warrant and equity activity) on investments, totaled ($33.9) million, on a GAAP basis, spanning 14 years of investment activities.

When compared to total new debt investment commitments during the same period of over $7.6 billion, the total realized gain/(loss) since inception of ($33.9) million represents approximately 45 basis points “bps,” or 0.45%, of cumulative debt commitments, or an effective annualized loss rate of 3 bps, or 0.03%.

Realized Gains/(Losses)

During Q1 2018, Hercules had net realized losses of ($4.9) million, which included gross realized gains of $1.1 million. These gains were offset by gross realized losses of ($6.0) million primarily from the liquidation or write-off of our warrant and equity investments in six (6) portfolio companies and our debt investments in two (2) portfolio companies.

Unrealized Appreciation/ (Depreciation)

During Q1 2018, we recorded $15.2 million of net unrealized depreciation, of which $15.1 million was net unrealized depreciation from our debt, equity, and warrant investments. Of the total, $3.3 million was related to our public securities holdings that were impacted by the higher volatility during the quarter. We recorded $8.3 million of net unrealized depreciation on our debt investments which was primarily related to $13.5 million of unrealized depreciation on the debt portfolio including $9.0 million of unrealized depreciation on collateral-based impairments on seven (7) portfolio companies. This unrealized depreciation was partially offset by $5.2 million of reversals due to the write-off of two (2) portfolio companies.

Portfolio Asset Quality

As of March 31, 2018, the weighted average grade of the debt investment portfolio was 2.43, on a cost basis, compared to 2.17 as of December 31, 2017, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital, thereby increasing our Grade 3-rated investments.

The decline in weighted average grading at March 31, 2018 from December 31, 2017 is primarily due to the payoff of our credit rating 1 positions, including Machine Zone, Inc. and Alimera Sciences, Inc., as well as the downgrade of three (3) companies approaching capital raises, from a credit rating 2 to a credit rating 3.

Additionally, we may downgrade our portfolio companies, from time to time, if they are not meeting our financing criteria, underperforming relative to their respective business plans, or approaching an additional round of new equity capital investment. It is expected that venture growth stage companies typically require multiple additional rounds of equity capital, generally every 9-14 months, since they are not generating positive cash flows for their operations. Various companies in our portfolio will require additional rounds of funding from time to time to maintain their operations.

As of March 31, 2018, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading at Fair Value, Q1 2018—Q1 2017 ($ in millions)

	Q1 2018		Q4 2017		Q3 2017		Q2 2017		Q1 2017
Grade 1 - High	$141.8	10.6%	$345.2	24.4%	$190.0	14.6%	$267.1	20.7%	$260.2	19.8%
Grade 2	$599.8	44.9%	$583.0	41.2%	$696.2	53.6%	$613.7	47.6%	$591.7	45.1%
Grade 3	$548.0	41.0%	$443.8	31.3%	$370.9	28.5%	$315.2	24.5%	$356.9	27.2%
Grade 4	$33.6	2.5%	$41.7	2.9%	$43.0	3.3%	$87.0	6.8%	$78.9	6.0%
Grade 5 - Low	$13.2	1.0%	$2.3	0.2%	$—	0.0%	$4.6	0.4%	$24.2	1.9%

Weighted Avg.	2.43		2.17		2.24		2.27		2.43

Non-Accruals

Non-accruals decreased slightly for the first quarter of 2018. As of March 31, 2018, the Company had four (4) debt investments on non-accrual with a cumulative investment cost and fair value of approximately $12.3 million and $0.0 million, respectively, or 0.8% and 0.0% as a percentage of our total investment portfolio at cost and value, respectively. Compared to December 31, 2017, the Company had five (5) debt investments on non-accrual with cumulative investment cost and fair value of approximately $14.8 million and $0.3 million, respectively, or 0.9% and 0.0% as a percentage of our total investment portfolio at cost and value, respectively. The decrease in the cumulative cost of debt investments on non-accrual between March 31, 2018 and December 31, 2017 is the result of the liquidation of one debt investment that was on non-accrual at December 31, 2017. We recognized a realized loss of approximately $1.7 million on the write-off of the investment.

	Q1 2018	Q4 2017	Q3 2017	Q2 2017	Q1 2017
Total Investments at Cost	$1,576.3	$1,619.8	$1,489.0	$1,501.1	$1,525.1
Loans on non-accrual as a % of Total Investments at Value	0.0%	0.0%	0.2%	0.3%	1.3%
Loans on non-accrual as a % of Total Investments at Cost	0.8%	0.9%	0.9%	2.9%	7.0%

Liquidity and Capital Resources

The Company ended Q1 2018 with $313.2 million in available liquidity, including $118.2 million in unrestricted cash and cash equivalents, and $195.0 million in available credit facilities, subject to existing terms and advance rates and regulatory and covenant requirements.

During Q1 2018, the Company sold 478,000 shares of common stock, which were issued under the Equity Distribution Agreement with JMP, for total accumulated net proceeds of approximately $6.0 million, including $312,000 of offering expenses.

Subsequent to March 31, 2018, and as of April 30, 2018, the Company sold 679,800 shares of common stock for total accumulated net proceeds of approximately $8.2 million, including $74,000 of offering expenses, under the Equity Distribution Agreement. As of April 30, 2018, approximately 9.2 million shares remain available for issuance and sale under the equity ATM program.

On February 9, 2018, the Company’s Board of Directors approved a partial redemption of $100.0 million of outstanding aggregate principal amount of 2024 Notes, which were redeemed on April 2, 2018. The partial redemption will result in an annual interest expense savings of approximately $6.6 million, prior to a one-time non-cash expense of approximately $2.4 million, or $0.03 per share of additional expense in Q2 2018.

Subsequent to March 31, 2018, the Company issued $75.0 million in aggregate principal of 5.25% notes due 2025 (the “2025 Notes”) on April 26, 2018. The 2025 Notes were issued pursuant to the Fifth Supplemental Indenture to the Base Indenture, dated April 26, 2018 (the “2025 Notes Indenture”), between the Company and U.S. Bank, National Association, as trustee. The sale of the 2025 Notes generated net proceeds of approximately $73.0 million. Aggregate estimated offering expenses in connection with the transaction, including the underwriter’s discount and commissions, were approximately $2.0 million. The 2025 Notes are listed on the NYSE under the symbol “HCXZ.”

Bank Facilities

As of March 31, 2018, Hercules has two committed credit facilities, one with Wells Fargo Capital Finance, part of Wells Fargo & Company (NYSE: WFC) (the “Wells Fargo Facility”), and another with Union Bank (the “Union Bank Facility”) for $120.0 million and $75.0 million, respectively. The Wells Fargo and Union Bank Facilities both include an accordion feature that enables the Company to increase the existing facilities to a maximum value of $300.0 million and $200.0 million, respectively, or $500.0 million in aggregate. Pricing at March 31, 2018 under the Wells Fargo Facility and Union Bank Facility were both LIBOR+3.25% with no LIBOR floor. There were no outstanding borrowings under either facility at March 31, 2018.

Leverage

Hercules’ regulatory leverage, or debt to equity ratio, excluding our Small Business Administration “SBA” debentures, was 72.0% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $118.2 million), was 57.8%, as of March 31, 2018. Hercules’ GAAP leverage ratio, including our SBA debentures, was 80.7%, as of March 31, 2018.

Hercules has an order from the Securities and Exchange Commission (“SEC”) granting it exemptive relief, thereby allowing it to exclude from its regulatory leverage limitations (1:1) of all its outstanding SBA debentures of $190.2 million, providing the Company with the potential capacity to add leverage of $231.6 million to its balance sheet as of March 31, 2018, bringing the maximum potential leverage to approximately $1.0 billion, or 123.0% (1.23:1), if it had access to such additional leverage.

Available Unfunded Commitments – Representing 3.8% of debt investment balance, at cost

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, our credit agreements contain customary lending provisions that allow us relief from funding obligations for previously made commitments. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of March 31, 2018, the Company had $51.9 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 3.8% of Hercules’ debt investment balance, at cost. This decreased from the previous quarter of $73.6 million of available unfunded commitments at the request of the portfolio company or 5.1% of Hercules’ debt investment balance, at cost.

Existing Pipeline and Signed Term Sheets

After closing $266.0 million in new commitments in Q1 2018, Hercules has pending commitments of $210.0 million in signed non-binding term sheets outstanding as of April 30, 2018. Since the close of Q1 2018 and as of April 30, 2018, Hercules closed debt and equity commitments of $115.1 million to new and existing portfolio companies and funded $100.6 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing. It is important to note that not all signed non-binding term sheets are expected to close and do not necessarily represent future cash requirements or investments.

Net Asset Value

As of March 31, 2018, the Company’s net assets were $828.7 million, compared to $841.0 million at the end of Q4 2017. NAV per share decreased to $9.72 on 85.2 million outstanding shares as of March 31, 2018, compared to $9.96 on 84.4 million outstanding shares as of December 31, 2017. The decrease in NAV per share was primarily attributed to a change in unrealized depreciation and realized losses offset by accretive proceeds from our ATM activity during the quarter.

High Asset Sensitivity – Expected Increase in Prime Rate Will Benefit Hercules Significantly – Will Help Drive Future Earnings Growth

Hercules has purposely constructed an asset sensitive debt investment portfolio and has structured its debt borrowings for any eventual increases in market rates that may occur in the near future. With 96.5% of our debt investment portfolio being priced at floating interest rates as of March 31, 2018, with a Prime or LIBOR-based interest rate floor, coupled with 100% of our outstanding debt borrowings bearing fixed interest rates, this leads to higher net investment income to our shareholders.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of March 31, 2018, the following table shows the approximate annualized increase in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program.

We expect each 25-bps increase in the Prime Rate to contribute approximately $3.1 million, or $0.04 per share, of net investment income annually.

(in thousands) Basis Point Change	Interest Income(1)	Interest Expense	Net Income	EPS(2)
25	$3,088	$—	$3,088	$0.04
50	$6,197	$—	$6,197	$0.07
75	$9,394	$—	$9,394	$0.11
100	$12,591	$—	$12,591	$0.15
200	$25,791	$—	$25,791	$0.30
300	$38,578	$—	$38,578	$0.46

(1)	Source: Hercules Capital Form 10-Q for Q1 2018
(2)	EPS calculated on basic weighted shares outstanding of 84,596. Estimates are subject to change due to impact from active participation in the Company’s equity ATM program.

Existing Equity and Warrant Portfolio – Potential Future Additional Returns to Shareholders

Equity Portfolio

Hercules held equity positions in 53 portfolio companies with a fair value of $114.0 million and a cost basis of $164.9 million as of March 31, 2018. On a fair value basis, 18.0% or $20.2 million is related to existing public equity positions, at March 31, 2018.

Warrant Portfolio

Hercules held warrant positions in 134 portfolio companies with a fair value of $33.3 million and a cost basis of $42.8 million as of March 31, 2018.

Portfolio Company IPO and M&A Activity in Q1 2018

IPO Activity

As of March 31, 2018, Hercules held warrant and equity positions in four (4) portfolio companies that had filed Registration Statements in contemplation of a potential IPO.

•	In March 2018, Hercules’ portfolio company, DocuSign Inc., a company that provides electronic signature technology and digital transaction management services for facilitating electronic exchanges of contracts and signed documents, filed a Form S-1 Registration with the SEC in contemplation of a potential public offering. In April 2018, DocuSign completed its IPO raising approximately $629 million pricing 21.7 million shares at $29 per share. Hercules currently holds 385,000 shares of common stock as of March 31, 2018 and has a potential unrealized gain of $9.1 million, based on the closing price of DocuSign shares on May 2, 2018. The unrealized gain may increase or decrease as the stock price of DocuSign moves up or down from its closing price on May 2, 2018, thereby impacting Hercules’ eventual realized gain or (loss).

•	Three (3) companies filed confidentially under the JOBS Act

There can be no assurances that companies that have yet to complete their IPOs will do so.

M&A Activity

1.	In September 2017, Hercules’ portfolio company Inotek Pharmaceuticals Corporation (NASDAQ: ITEK), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for ocular diseases, and Rocket Pharmaceuticals Ltd. (NASDAQ: RCKT), a leading US-based gene therapy company, announced they had entered into a definitive merger agreement. The deal was completed and announced on January 4, 2018. The combined company will be named Rocket Pharmaceuticals, Inc. and is now listed on the NASDAQ Global Market under the symbol “RCKT” and began trading on January 5, 2018. Hercules committed $1.5 million in venture debt financing to Inotek in August 2007 and held 944 shares of common stock as of March 31, 2018.

2.	In October 2017, Hercules’ portfolio company Neothetics, Inc. (NASDAQ: NEOT) a clinical-stage specialty pharmaceutical company that has been focused on developing therapeutics for the aesthetic market, announced they had entered into a definitive agreement under which privately-held Evofem Biosciences will merge with a wholly-owned subsidiary of Neothetics in an all-stock transaction. In January 2018, Evofem completed the reverse merger acquisition of Neothetics. The merged company is now operating as Evofem Biosciences, Inc. The stock began trading on the Nasdaq Capital Market under the ticker symbol “EVFM.” Hercules initially committed $10.0 million in venture debt financing in June 2014, and currently holds warrants for 7,806 shares of common stock as of March 31, 2018.

3.	In March 2018, Hercules’ portfolio company IntegenX Inc., the market leader of rapid human DNA identification technology for use in forensics and law enforcement applications, announced that they have been acquired by Thermo Fisher Scientific Inc., the world leader in serving science. Terms of the transaction were not disclosed. Hercules initially committed $17.5 million in venture debt financing in June 2016.

Distributions

The Board of Directors has declared a first quarter cash distribution of $0.31 per share. This distribution would represent the Company’s 51st consecutive distribution declaration since its IPO, bringing the total cumulative distribution declared to date to $14.33 per share. The following shows the key dates of our first quarter 2018 distribution payment:

Record Date	May 14, 2018
Payment Date	May 21, 2018

Hercules’ Board of Directors maintains a variable distribution policy with the objective of distributing four quarterly distributions in an amount that approximates 90% to 100% of the Company’s taxable quarterly income or potential annual income for a particular year. In addition, at the end of the year, the Company’s Board of Directors may choose to pay an additional special distribution, or fifth distribution, so that the Company may distribute approximately all its annual taxable income in the year it was earned, or it can elect to maintain the option to spill over the excess taxable income into the coming year for future distribution payments.

The determination of the tax attributes of the Company’s distributions is made annually as of the end of the Company’s fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. Of the distributions declared during the quarter ended March 31, 2018, 100% were distributions derived from the Company’s current and accumulated earnings and profits. There can be no certainty to stockholders that this determination is representative of what the tax attributes of the Company’s 2018 distributions to stockholders will be.

Subsequent Events

1.	As of April 30, 2018, Hercules has:

a.	Closed debt and equity commitments of $115.1 million to new and existing portfolio companies, and funded $100.6 million since the close of the first quarter.

b.	Pending commitments (signed non-binding term sheets) of $210.0 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
Q1 2018 Closed Commitments(a)	$266.0
Q2 2018 Closed Commitments (as of April 30, 2018)(a)	$115.1
Total Year-to-Date 2018 Closed Commitments(a)	$381.1
Q2 2018 Pending Commitments (as of April 30, 2018)(b)	$210.0
Year-to-date 2018 Closed and Pending Commitments	$591.1

Notes:

a.	Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.
b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

2.	On February 9, 2018, the Company’s Board of Directors approved a partial redemption of $100.0 million of outstanding aggregate principal amount of 2024 Notes, which were redeemed on April 2, 2018. The partial redemption will result in an annual interest expense savings of approximately $6.6 million, prior to a one-time non-cash expense of approximately $2.4 million, or $0.03 per share of additional expense in Q2 2018.

3.	On April 26, 2018, the Company issued $75.0 million in aggregate principal of the 2025 Notes. The 2025 Notes were issued pursuant to the 2025 Notes Indenture. The sale of the 2025 Notes generated net proceeds of approximately $73.0 million. Aggregate estimated offering expenses in connection with the transaction, including the underwriter’s discount and commissions, were approximately $2.0 million. The 2025 Notes are listed on the NYSE under the symbol “HCXZ.”

4.	Subsequent to March 31, 2018, and as of April 30, 2018, the Company sold 679,800 shares of common stock for total accumulated net proceeds of approximately $8.2 million, including $74,000 of offering expenses, under the Equity Distribution Agreement with JMP. As of April 30, 2018, approximately 9.2 million shares remain available for issuance and sale under the equity ATM program.

5.	In March 2018, Hercules’ portfolio company, DocuSign Inc., a company that provides electronic signature technology and digital transaction management services for facilitating electronic exchanges of contracts and signed documents, filed a Form S-1 Registration with the SEC in contemplation of a potential public offering. In April 2018, DocuSign completed its IPO raising approximately $629 million pricing 21.7 million shares at $29 per share. Hercules currently holds 385,000 shares of common stock as of March 31, 2018 and has a potential unrealized gain of $9.1 million, based on the closing price of DocuSign shares on May 2, 2018. The unrealized gain may increase or decrease as the stock price of DocuSign moves up or down from its closing price on May 2, 2018, thereby impacting Hercules’ eventual realized gain or (loss).

Conference Call

Hercules has scheduled its first quarter 2018 financial results conference call for May 3, 2018 at 2:00 p.m. PT (5:00 p.m. ET). To listen to the call, please dial (877) 304-8957 (or (408) 427-3709 internationally) and reference Conference ID: 9468868 if asked, approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 9468868.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $7.6 billion to over 420 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has four outstanding bond issuances of 6.25% Notes due 2024 (NYSE: HTGX), 4.375% Convertible Notes due 2022, 4.625% Notes due October 2022 and 5.25% Notes due 2025 (NYSE: HCXZ).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act.

The information disclosed in this press release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578

mhara@htgc.com

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

(unaudited)

(dollars in thousands, except per share data)

	March 31, 2018	December 31, 2017
Assets
Investments:
Non-control/Non-affiliate investments (cost of $1,427,863 and $1,506,454, respectively)	1,398,640	1,491,458
Control investments (cost of $60,992 and $25,419, respectively)	54,413	19,461
Affiliate investments (cost of $87,423 and $87,956, respectively)	30,525	31,295

Total investments in securities, at value (cost of $1,576,278 and $1,619,829, respectively)	1,483,578	1,542,214
Cash and cash equivalents	118,228	91,309
Restricted cash	3,632	3,686
Interest receivable	11,087	12,262
Other assets	3,187	5,244

Total assets	$1,619,712	$1,654,715

Liabilities
Accounts payable and accrued liabilities	$18,789	$26,896
2021 Asset-Backed Notes, net (principal of $33,575 and $49,153 respectively) (1)	33,156	48,650
2022 Convertible Notes, net (principal of $230,000 and $230,000, respectively)(1)	223,878	223,488
2022 Notes, net (principal of $150,000 and $150,000, respectively) (1)	147,698	147,572
2024 Notes, net (principal of $183,510 and $183,510, respectively) (1)	179,161	179,001
SBA Debentures, net (principal of $190,200 and $190,200, respectively) (1)	188,299	188,141

Total liabilities	$790,981	$813,748
Net assets consist of:
Common stock, par value	85	85
Capital in excess of par value	916,738	908,501
Unrealized depreciation on investments(2)	(94,957)	(79,760)
Accumulated undistributed realized gains (losses) on investments	(25,294)	(20,374)
Undistributed net investment income	32,159	32,515

Total net assets	$828,731	$840,967

Total liabilities and net assets	$1,619,712	$1,654,715

Shares of common stock outstanding ($0.001 par value, 200,000,000 authorized)	85,239	84,424
Net asset value per share	$9.72	$9.96

(1)	The Company’s SBA Debentures, 2022, Notes, 2024 Notes, 2021 Asset-Backed Notes, and 2022 Convertible Notes, as each term is defined herein, are presented net of the associated debt issuance costs for each instrument.
(2)	Amounts include $2.3 million and $2.1 million, respectively, in net unrealized depreciation on other assets and accrued liabilities, including escrow receivables, and estimated taxes payable liabilities as of March 31, 2018 and December 31, 2017, respectively.

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2018	2017
Investment income:
Interest income
Non-control/Non-affiliate investments	$41,834	$42,345
Control investments	586	514
Affiliate investments	561	2

Total interest income	42,981	42,861

Fee Income
Commitment, facility and loan fee income:
Non-control/Non-affiliate investments	2,440	2,934
Control investments	—	5
Affiliate investments	108	—

Total commitment, facility and loan fee income	2,548	2,939

One-time fee Income:
Non-control/Non-affiliate investments	3,171	565

Total one-time fee income	3,171	565

Total fee income	5,719	3,504

Total investment income	48,700	46,365
Operating expenses:
Interest	9,386	9,607
Loan fees	1,175	2,838
General and administrative	4,009	4,064
Employee compensation:
Compensation and benefits	5,758	5,345
Stock-based compensation	2,309	1,833

Total employee compensation	8,067	7,178

Total operating expenses	22,637	23,687
Other income (loss)	—	—

Net investment income	26,063	22,678
Net realized gain (loss) on investments
Non-control/Non-affiliate investments	(3,512)	3,288
Control investments	(1,408)	(51)

Total net realized gain (loss) on investments	(4,920)	3,237

Net change in unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	(14,340)	(32,155)
Control investments	(620)	213
Affiliate investments	(237)	439

Total net unrealized appreciation (depreciation) on investments	(15,197)	(31,503)

Total net realized and unrealized gain/(loss)	(20,117)	(28,266)

Net increase (decrease) in net assets resulting from operations	$5,946	$(5,588)

Net investment income before investment gains and losses per common share:
Basic	$0.31	$0.28

Change in net assets resulting from operations per common share:
Basic	$0.07	$(0.07)

Diluted	$0.07	$(0.07)

Weighted average shares outstanding
Basic	84,596	81,420

Diluted	84,666	81,420

Distributions declared per common share:
Basic	$0.31	$0.31

HERCULES CAPITAL, INC.

NON GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended March 31,
Reconciliation of Net Investment Income to DNOI	2018	2017
Net investment income	$26,063	$22,678
Stock-based compensation	2,309	1,833

DNOI	$28,371	$24,511
DNOI per share-weighted average common shares
Basic	$0.34	$0.30

Weighted average shares outstanding
Basic	84,596	81,420

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it serves as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

HERCULES CAPITAL, INC.

NON GAAP FINANCIAL MEASURES

(in thousands, except per share data)

March 31, 2018
Total Debt (Principal Outstanding)	$787,285
Long-term SBA Debentures	$(190,200)
Cash and cash equivalents	(118,228)

Numerator: net debt (total debt less cash and cash equivalents and SBA Debentures)	$478,857
Denominator: Total net assets	$828,731
Net Leverage Ratio	57.8%

Net leverage ratio is calculated by deducting the outstanding cash of $118.2 million and long-term SBA debentures of $190.2 million, at March 31, 2018 from total principal outstanding of $787.3 million divided by our total equity of $828.7 million, resulting in a net leverage ratio of 57.8%. Net leverage ratio is a non-GAAP measure and is not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company’s core businesses.